Exhibit 10.19

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Execution Copy

CONFIDENTIAL

OPTION AND LICENSE AGREEMENT

THIS OPTION AND LICENSE AGREEMENT (the “Agreement”) is made effective as of February 27, 2017 (the “Effective Date”), by and between ADIMAB, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”), and ARSANIS INC., a Delaware corporation having an address at 890 Winter Street, Suite 230, Waltham, MA 02451-1472 (“Arsanis”).

BACKGROUND

WHEREAS, Adimab has proprietary antibodies against RSV;

WHEREAS, Arsanis desires to develop, manufacture and commercialize one or more RSV Antibodies against RSV in accordance with the terms hereof; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adimab and Arsanis hereby agree as follows:

ARTICLE 1

DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1 “Adimab” has the meaning set forth in the recitals.

1.2 “Adimab Derived Antibody” has the meaning set forth in Section 1.7(b) (Adimab RSV Antibody).

1.3 “Adimab Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by Arsanis).

1.4 “Adimab Materials” means any tangible biological or chemical materials (including all [**] and other [**] in the form of tangible biological or chemical materials) used or created by Adimab under a previously performed RSV research program, [**].

1.5 “Adimab Platform Patents” means all Patents [**] the [**] that [**]. For clarity, Adimab Platform Patents specifically exclude: (a) RSV Antibody Patents; and (b) any Patents Controlled by Adimab to the extent that they Cover any invention or subject matter other than the manner in which Adimab discovered the Adimab RSV Antibodies.

1.6 “Adimab Platform Technology” means (a) methods of discovery and optimization of antibodies, which methods include the use of synthetic DNA antibody libraries and engineered strains of yeast and interrogating repertoires generated through B-cell cloning, (b) all methods, materials and other Know-How used in the foregoing and (c) platforms embodying any of the foregoing in (a) or (b), or components, component steps or other portions thereof; in each case, solely to the extent the foregoing either (i) are Covered by Patents Controlled by Adimab or (ii) constitute Confidential Information of Adimab. For clarity, Adimab Platform Technology includes technology Controlled by, or confidential or proprietary to, Adimab that is used by Adimab in the discovery and optimization of any Adimab RSV Antibody, in each case based on the manner in which Adimab discovered or optimized such Adimab RSV Antibody, but not based on the specific composition of or any Sequence information regarding such Adimab RSV Antibody (or any product containing an Adimab RSV Antibody), but Adimab Platform Technology excludes: (A) Adimab RSV Antibodies; and (B) technology Controlled by, or confidential or proprietary to, Adimab that is related to: (1) product formulation; (2) manufacturing, purification, or production; (3) modification or optimization of antibodies; (4) RSV (including any antigen representation thereof), or any mechanism of action via interaction with RSV, or methods of using antibodies based on their interaction with RSV; or (5) if other than an IgG, the construct of any Product.

1.7 “Adimab RSV Antibody” means:

(a) any RSV-specific antibody discovered or identified by or on behalf of Adimab, on or before the Effective Date, in any biological material obtained from a Donor, as listed on Exhibit A hereto (each, an “Initial RSV Antibody”); or

(b) any modified or derivative form of any Initial RSV Antibody (including an scFv or Fab) created by or on behalf of Adimab (whether before, on, or after the Effective Date), including any fragment or pegylated version (whether or not including amino acid changes) of an Initial RSV Antibody and including chemically modified versions (including associated amino acid substitutions) of an Initial RSV Antibody, and including an antibody designed or derived using the Sequence of any Initial RSV Antibody, polynucleotide encoding it, and any cell line or cellular or bacterial expression system or vector expressing any Initial RSV Antibody or incorporating the polynucleotide encoding an Initial RSV Antibody (in each case, an “Adimab Derived Antibody”). For clarity, any modified or derivative form of any Adimab Derived Antibody created by or on behalf of Adimab shall itself be an Adimab Derived Antibody.

1.8 “Administrator” has the meaning set forth in Section 10.4(b)(i) (Arbitration).

1.9 “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the possession, directly or indirectly, of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or of the actual power to elect or direct the management of the entity.

1.10 “Agreement” has the meaning set forth in the recitals.

1.11 “Antibody” means any full-length antibody, fragment thereof, and chemically modified version thereof (including any pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, and whether represented by physical material, nucleic acid sequences, or amino acid sequences.

1.12 “Arsanis” has the meaning set forth in the recitals.

1.13 “Arsanis Approvals” has the meaning set forth in Section 3.6 (Regulatory).

1.14 “Arsanis Derived Antibody” means any modified or derivative form of an Adimab RSV Antibody (including an scFv or Fab) created by or on behalf of Arsanis or its Licensees or the Foundation, including any fragment or pegylated version (whether or not including amino acid changes) of an Adimab RSV Antibody and including chemically modified versions (including associated amino acid substitutions) of an Adimab RSV Antibody, and including an antibody designed or derived using the Sequence of any Adimab RSV Antibody, polynucleotide encoding it, and any cell line or cellular or bacterial expression system or vector expressing any Adimab RSV Antibody or incorporating the polynucleotide encoding an Adimab RSV Antibody. For clarity, any modified or derivative form of any Arsanis Derived Antibody shall itself be an Arsanis Derived Antibody.

1.15 “Arsanis Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.16 “Arsanis Invention” means any invention, whether or not patentable, that is made solely by one or more employees, consultants or contractors of Arsanis in the course and as a result of: (a) the practice of the Research License during the Evaluation Term; or (b) the practice of the License or the discovery, optimization, research, development, manufacture or commercialization of Arsanis Derived Antibodies or Products during the Post-Exercise Term.

1.17 “Arsanis Know-How” shall mean all Know-How Controlled by Arsanis as of the effective date of termination of this Agreement that is necessary or useful for the development, manufacture or commercialization of RSV Antibodies in the Field, including, without limitation, all data and results of any research, preclinical, clinical, stability, toxicology or other study of any RSV Antibody conducted by or on behalf of Arsanis.

1.18 “Arsanis Materials” means (a) any tangible biological or chemical materials (including antigen samples and other Know-How in the form of tangible biological or chemical materials) created by Arsanis in the practice of the Research License or the License or in the development or manufacture of Licensed Antibodies and Products, and (b) from and after the time of the Option exercise, the quantities of Selected Antibody provided to Arsanis by Adimab under this Agreement.

1.19 “Arsanis Patents” means Patents Covering Arsanis Inventions.

1.20 “Arsanis Regulatory Filings” has the meaning set forth in Section 3.6 (Regulatory).

1.21 “Assignment” has the meaning set forth in Section 3.1(a) (Assignment).

1.22 “Background Technology” has the meaning provided in the Grant Documents. For clarity, Adimab RSV Antibodies are Background Technology, and will remain Background Technology even if (i) such Adimab RSV Antibodies are assayed or otherwise used in the performance of the Funded Project to generate data (understanding that such data may be Funded Developments rather than Background Technology) or (ii) Arsanis Derived Antibodies are created from them (understanding that such Arsanis Derived Antibodies may be Funded Developments rather than Background Technology).

1.23 “Bankruptcy Laws” has the meaning set forth in Section 10.2 (Bankruptcy Code).

1.24 “Biosimilar” means, with respect to a Product in a country, any pharmaceutical biologic product that (a) is similar to such Product; (b) has the same route of administration, dosage form and strength as such Product; (c) obtained regulatory approval under a biosimilar application submitted in accordance with the then-current rules and regulations in such country that referred to or relied on data submitted by Arsanis, or any of its Affiliates or Licensees, in an NDA for the Product in such country; and (d) is sold in the same country as such Product by a Third Party that is not a Licensee of Arsanis or its Affiliates and did not purchase such product in a chain of distribution that included any of Arsanis or its Affiliates or Licensees.

1.25 “Blocking Arsanis Patents” shall mean:

(a) in the case of (i) expiration of this Agreement pursuant to clause (a) of Section 9.1 (Term), or (ii) termination of this Agreement prior to Option exercise either (A) by Adimab pursuant to Section 9.2 (Termination for Material Breach) or (B) by Arsanis pursuant to Section 9.3 (Termination for Convenience): Arsanis Patents that, in the absence of a license thereunder, would be infringed by the manufacture, use, sale, offer for sale or import of any RSV Antibody; provided, however, that “Blocking Arsanis Patents” shall exclude any and all Patents licensed to Arsanis by any Third Party; and

(b) in the case of termination of this Agreement during the Post-Exercise Term either (i) by Adimab pursuant to Section 9.2 (Termination for Material Breach) or (ii) by Arsanis pursuant to Section 9.3 (Termination for Convenience): Arsanis Patents that, in the absence of a license thereunder, would be infringed by the manufacture, use, sale, offer for sale or import of any Adimab RSV Antibody; provided, however, that “Blocking Arsanis Patents” shall exclude any and all Patents licensed to Arsanis by any Third Party.

1.26 “CDR” means the complementarity determining regions of an antibody.

1.27 “Combination Product” means a product containing a Licensed Antibody in combination with one or more Other Active(s).

1.28 “Commercially Reasonable Efforts” means with respect to Arsanis’ obligation under this Agreement to conduct a particular activity, a level of efforts and resources similar to those efforts and resources normally used by Arsanis for a similar product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential, based on conditions then prevailing and taking into account safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the market potential and profitability of the product, and other relevant scientific, technical and commercial factors.

1.29 “Companion Diagnostic” means an in vitro diagnostic device consisting of or containing Licensed Antibody(ies) that provides information for the safe and effective use of a particular therapeutic Product, where the use of such in vitro diagnostic device is stipulated in the instructions for use in the labeling of both such in vitro diagnostic device and the corresponding therapeutic Product approved by the applicable Regulatory Authority.

1.30 “Compulsory License” means, in the case of a Product in a country, a compulsory license obtained by a Third Party through the order, decree or grant of a Regulatory Authority or other governmental authority of such country, authorizing such Third Party to manufacture, use, sell, offer for sale or import such Product in such country.

1.31 “Confidential Information” has the meaning set forth in Section 6.1(a) (Confidential Information).

1.32 “Control” means, with respect to any Know-How or Patent[**]other than pursuant to this Agreement[**] of the [**] as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.33 “Cover” or “Covering” or the like, means, with respect to a particular Licensed Antibody or Product and a particular Patent, that the [**] of such [**] or [**].

1.34 “Disclosing Party” has the meaning set forth in Section 6.2 (Exclusions from Nondisclosure Obligation).

1.35 “Dispute” has the meaning set forth in Section 10.4(a) (Initial Dispute Resolution).

1.36 “Donor” means either of the human donors identified by Adimab as “patient #[**]” and “patient #[**].”

1.37 “Effective Date” has the meaning set forth in the recitals.

1.38 “EMA” means the European Medicines Agency or any successor agency thereto in the European Union having substantially the same function.

1.39 “Evaluation Term” means the time period beginning upon the Effective Date and ending on the earlier of (a) [**] months from the date upon which Adimab has delivered to Arsanis both (i) the Sequences of all Adimab RSV Antibodies and (ii) [**] IgG material of each of the Highest-Affinity Initial RSV Antibodies, and (b) the date that is [**] days after Arsanis receives funding from the Foundation for the conduct of the Funded Project activities described under “Milestone 3 – Phase 1 ready” in the Grant Documents which funding is payable upon achievement of “Milestone 2 – Process Lock” as described in the Grant Documents.

1.40 “Evaluation Term Data” has the meaning set forth in Section 2.9 (Effect of Expiration of Option Without Exercise).

1.41 “Evaluation Term Patents” means any application for an Arsanis Patent filed by or on behalf of Arsanis during the Evaluation Term that Covers any Arsanis Derived Antibody and all Arsanis Patents corresponding to such patent application.

1.42 “Excluded Technology” means Third Party technology (and the Patents that Cover and the Know-How that embodies such Third Party technology) related to:

[**].

1.43 “FDA” means the United States Food and Drug Administration or any successor agency thereto in the U.S. having substantially the same function.

1.44 “Field” means all indications and uses; provided, however, that if Arsanis proposes to commercialize any Product as a diagnostic (other than as a Companion Diagnostic) or as a research reagent, the Parties will first negotiate commercially reasonable financial terms for such field of use. For clarity: (a) no further negotiation will be required for the development, manufacture, or commercialization of any Companion Diagnostic; (b) Arsanis shall pay royalties with respect to Net Sales of Companion Diagnostics in accordance with Section 4.3 of this Agreement; (c) no Milestone Payments shall be payable with respect to any Companion Diagnostic; and (d) no other or additional financial terms will apply to the development, manufacture, or commercialization of any Companion Diagnostic.

1.45 “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Approval (and, if legally required, pricing approval) for such Product has been received in such country.

1.46 “First Product” has the meaning set forth in Section 4.2(a) (Milestone Events).

1.47 “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of facilities or materials by fire, earthquake, storm or like catastrophe.

1.48 “Foundation” means the Bill & Melinda Gates Foundation or its designee(s).

1.49 “Foundation Rights” means the licenses and other rights granted by Arsanis to the Foundation under the Grant Documents with respect to Funded Developments and any Background Technology incorporated into a Funded Development or required to use a Funded Development.

1.50 “FTE” means the equivalent of a full-time employee’s working days over a twelve (12) month period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of [**] hours per twelve (12) month period of work performed by a fully qualified Adimab employee or consultant. To provide an FTE over a given period that is less than a year means to provide the proportionate share (corresponding to the proportion that such period bears to a full year) during such period of a full year’s FTE.

1.51 “FTE Rate” means [**] dollars ($[**]) per FTE.

1.52 “Fully Paid Product” has the meaning set forth in Section 9.5(b)(i)(2)(A) (Termination But For Fully-Paid Products).

1.53 “Funded Developments” has the meaning provided in the Grant Documents.

1.54 “Funded Project” means the project described in the Project Plan incorporated by reference in the Grant Documents.

1.55 “Global Access Commitment” means Arsanis’ obligations described under the heading “Global Access” in the “Terms and Conditions” included in the Grant Documents.

1.56 “Grant Documents” means the Grant Agreement between Arsanis and the Foundation dated as of February 20, 2017, including all Attachments thereto.

1.57 “Highest-Affinity Initial RSV Antibodies” has the meaning set forth in Section 2.3 (Delivery of Adimab RSV Antibodies).

1.58 “IND” means: (a) in the United States, an Investigational New Drug application (as more fully described in 21 CFR Part 312, or its successor regulation), filed with the FDA, or any successor application to the foregoing; or (b) in any other country or group of countries, the equivalent application or filing filed with the governing Regulatory Authority in such country or group of countries necessary to commence human clinical trials in such jurisdiction.

1.59 “Indemnified Party” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.60 “Indemnify” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.61 “Indemnifying Party” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.62 “Indemnitees” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.63 “Initial RSV Antibody” has the meaning set forth in Section 1.7(a) (Adimab RSV Antibody).

1.64 “Know-How” means all technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines; that, in each case, are not in the public domain. Notwithstanding the foregoing, Know-How excludes Patent claims.

1.65 “License” has the meaning set forth in Section 3.1(b) (License).

1.66 “Licensed Antibody” means: (a) any Selected Antibody; or (b) any Arsanis Derived Antibody created from any Selected Antibody, whether before or after exercise of the Option.

1.67 “Licensee” means a Third Party to whom Arsanis or its Affiliate has granted, directly or indirectly through one or more tiers of sublicense, a license, sublicense or other right to develop, manufacture, and/or commercialize any Licensed Antibody or Product; but specifically excluding (a) the Foundation and (b) any Third Party contract service provider. For clarity, licensees of RSV Antibody Patents and sublicensees of the License (excluding, in each case, the Foundation) shall be Licensees.

1.68 “Licensee Agreement” has the meaning set forth in Section 3.2 (Licensees and Sublicensees).

1.69 “Losses” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.70 “Major European Market” means any of [**].

1.71 “Major Market” means any of the [**].

1.72 “Marketing Approval” means, within any given country, approval to market and sell a Product legally as a drug or biologic, including approval of an NDA. Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.73 “Milestone Event” has the meaning set forth in Section 4.2(a) (Milestone Events).

1.74 “Milestone Payment” has the meaning set forth in Section 4.2(a) (Milestone Events).

1.75 “NDA” means: (a) in the United States, as applicable, a New Drug Application (as more fully described in 21 CFR Part 314.50, et seq., or its successor regulation) or a Biologics License Application (as more fully described in 21 CFR Part 601, et seq., or its successor regulation), filed with the FDA, or any successor application to either of the foregoing; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.76 “Net Sales” means the gross amounts invoiced for sales or other dispositions of Products (including Companion Diagnostics) by or on behalf of Arsanis, its Affiliates and Licensees, and to the extent such sales or other dispositions are not NGO Sales, the Foundation (each, a “Selling Party”) to Third Parties (other than a Selling Party), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party (if not previously deducted in calculating the amount invoiced), all in compliance with applicable accounting standards, consistently applied by the Selling Party:

[**].

NGO Sales shall not be deemed sales or other dispositions of Products for purposes of this definition of “Net Sales” or for purposes of Article 4 (Financial Terms) hereof except to the extent set forth in Section 1.77 (NGO Sales’).

For clarity, sale of a Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,”; provided, however, that the first sale thereafter by a Selling Party to a Third Party (other than a Selling Party) shall be included in the computation of Net Sales. If a Selling Party sells or disposes of a Product to a Third Party (other than a Selling Party) in a country in a transaction that is not an arm’s-length sale (defined below), the gross amount invoiced for such Product for purposes of calculating Net Sales for such transaction shall be deemed to equal the weighted (by sales volume) average sale price of such Product in such country to arm’s-length purchasers during the calendar quarter in which such sale or disposition occurs. For purposes of the foregoing, an “arm’s-length sale” is a sale of Product solely for cash consideration to a Third Party that is unaffiliated with the Selling Party.

Further, transfers or dispositions of Products as free promotional samples in commercially reasonable amounts, consistent with prevailing pharmaceutical industry standards, or in any patient assistance, test marketing program, named-patient program or compassionate use program (so long as such Products are provided without charge or at or below the Selling Party’s cost), donated to non-profit institutions or government agencies, or used in research, development or regulatory activities, including, without limitation, clinical trials, shall be disregarded in determining Net Sales.

On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) Where both Product containing the applicable Licensed Antibody as its sole active therapeutic ingredient (“Single-Agent Product”) and all Other Active(s) in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country (as determined without the application of this paragraph) by the fraction A/(A+B), where A is the weighted average sale price (by sales volume) of Single-Agent Product in such country, and B is the weighted average sale price (by sales volume) of the Other Active(s) in the Combination Product when sold separately, in each case in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period.

(ii) If Single-Agent Product is sold in such country, but none of the Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country (as determined without the application of this paragraph) by the fraction A/C, where A is the weighted average sale price (by sales volume) of such Single-Agent Product in such country, and C is the weighted average sale price (by sales volume) of the Combination Product in such country.

(iii) If Single-Agent Product is not sold in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country (as determined without the application of this paragraph) by the fraction (C-D)/C, where C is the weighted average sale price (by sales volume) of the Combination Product in such country, and D is the sum of the weighted average sale price (by sales volume) of the Other Active(s) in the Combination Product when sold separately in such country.

(iv) If neither Single-Agent Product nor the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith based on the relative value contributions of the Licensed Antibody and the Other Active(s), such agreement not to be unreasonably withheld. If the Parties are unable to reach mutual agreement as to the relative value contributions of the Licensed Antibody and the Other Active(s), such relative value contributions shall be determined in accordance with Section 10.4 (Dispute Resolution).

1.77 “NGO Sales” means sales and dispositions of Products (including Companion Diagnostics) by or on behalf of the Selling Parties in fulfillment of the Global Access Commitment, to the extent that the gross amounts invoiced and the fair market value of non-cash consideration received by the Selling Parties for such sales and dispositions of Products does not exceed the sum of: (a) the Selling Party’s fully-burdened cost of goods of such Products; (b) excise taxes, use taxes, tariffs, sales taxes and customs duties and/or other government charges or fees imposed on the sale of such Products (including VAT); and (c) outbound freight, shipment, insurance and other distribution costs for such Products. For clarity, to the extent that the gross amounts invoiced and the fair market value of non-cash consideration received by the Selling Parties for sales and dispositions of Products (including Companion Diagnostics) in fulfillment of the Global Access Commitment exceed the sum of (a), (b) and (c) in the foregoing sentence, the amount of such excess shall be included in the calculation of “Net Sales” (and shall not be considered “NGO Sales”).

1.78 “Option” has the meaning set forth in Section 2.2(b) (Option).

1.79 “Option Fee” has the meaning set forth in Section 4.1(b) (Option Fee).

1.80 “Other Active” means any active therapeutic ingredient other than a Licensed Antibody.

1.81 “Other Arsanis Patents” means all Arsanis Patents (other than Blocking Arsanis Patents) that claim inventions actually practiced by or on behalf of Arsanis in the manufacture, use, sale, offer for sale or import of any RSV Antibody prior to termination of this Agreement.

1.82 “Party” means Adimab or Arsanis.

1.83 “Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents; and any rights associated with extended patent terms, including Patent Term Adjustment (PTA), Patent Term Extension (PTE), Supplementary Protection Certificates (SPC); and other similar rights.

1.84 “Phase I Trial” means a human clinical trial conducted in any country that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations).

1.85 “Phase II Trial” means a human clinical trial conducted in any country that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations).

1.86 “Phase III Trial” means a human clinical trial conducted in any country that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations).

1.87 “PMDA” shall mean the Japanese Pharmaceuticals and Medical Devices Agency or any successor agency thereto in Japan having substantially the same function.

1.88 “Post-Exercise Term” means the portion of the Term beginning upon Arsanis’ exercise of the Option in accordance with Section 2.2(b) (Option).

1.89 “Product” means any pharmaceutical product (whether or not such product has received Marketing Approval) that comprises or contains one or more Licensed Antibodies (whether or not as the sole active ingredient(s)), including, without limitation, any Companion Diagnostic.

1.90 “Receiving Party” has the meaning set forth in Section 6.2 (Exclusions from Nondisclosure Obligation).

1.91 “Regulatory Authority” shall mean any national, supranational or other regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including the FDA in the U.S., the EMA in the European Union, and the PMDA in Japan.

1.92 “Research License” has the meaning set forth in Section 2.2(a) (Research License to Arsanis).

1.93 “Research Plan” has the meaning set forth in Section 2.3 (Delivery of Adimab RSV Antibodies).

1.94 “Royalty Payment” has the meaning set forth in Section 4.3(a) (Royalty Payments).

1.95 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the term beginning on First Commercial Sale of a Product in a country and ending at the later of twelve (12) years after the First Commercial Sale of such Product in such country and (b) the expiration of the last Valid Claim of an RSV Antibody Patent listed on Exhibit B hereto (or a Patent claiming priority to an RSV Antibody Patent listed on Exhibit B hereto) Covering such Product in such country.

1.96 “RSV” means respiratory syncytial virus.

1.97 “RSV Antibodies” means, collectively, Adimab RSV Antibodies and Arsanis Derived Antibodies.

1.98 “RSV Antibody Patents” means those Patents that Cover Adimab RSV Antibodies, including those Patents set forth on Exhibit B hereto. RSV Antibody Patents exclude: (a) Adimab Platform Patents; and (b) those Patents that Cover Arsanis Derived Antibodies (except to the extent any claim of any such Patent claims priority to any of the Patents set forth on Exhibit B hereto).

1.99 “Rules” has the meaning set forth in Section 10.4(b)(i) (Arbitration).

1.100 “Sale Transaction” has the meaning set forth in Section 10.7 (Assignment).

1.101 “Second Product” has the meaning set forth in Section 4.2(a) (Milestone Events).

1.102 “Selected Antibody” has the meaning set forth in Section 2.2(b) (Option).

1.103 “Selling Party” has the meaning provided in Section 1.766 (Net Sales).

1.104 “Senior Executive Discussions” has the meaning set forth in Section 10.4(a) (Initial Dispute Resolution).

1.105 “Sequence” means, with respect to any Antibody, the amino acid sequence of such Antibody and the corresponding nucleic acid sequences encoding such Antibody.

1.106 “Single Agent Product” has the meaning set forth in Section 1.76 (Net Sales).

1.107 “Term” shall have the meaning set forth in Section 9.1 (Term).

1.108 “Third Party” means an entity other than a Party or a Party’s Affiliates.

1.109 “Third Party Acquirer” has the meaning set forth in Section 10.7 (Assignment).

1.110 “Third Party Claims” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.111 “Third Party Patent License” means a license under a Patent of a Third Party that Arsanis determines in good faith is reasonably required for the manufacture, use, sale, offer for sale or import of a Licensed Antibody or Product in order to avoid potential Third Party claims of patent infringement based on the way in which Adimab discovered an Adimab RSV Antibody using Adimab Platform Technology. For clarity, Third Party Patent Licenses explicitly excludes (a) licenses to any Patent other than a Patent Covering the way in which an Adimab RSV Antibody was discovered using Adimab Platform Technology and (b) licenses to Excluded Technology.

1.112 “Unrestricted RSV Antibody” means any RSV-specific antibody that is not an RSV Antibody.

1.113 “Valid Claim” means a claim of a Patent, which claim (a) is issued and unexpired and has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken, will be taken or can be taken; or (a) is pending and has not been finally abandoned or finally rejected and has been pending for no more than seven (7) years.

1.114 References in the body of this Agreement to “Sections” or “Articles” refer to the sections or articles of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others).

ARTICLE 2

RESEARCH LICENSE AND OPTION; EVALUATION OF RSV ANTIBODIES.

2.1 Alliance Managers. Each Party shall designate in writing within [**] days after the Effective Date an “Alliance Manager” to be the primary contact for such Party. A Party may replace its Alliance Manager at any time upon written notice to the other Party. The Alliance Managers shall be responsible for managing communications between the Parties with respect to this Agreement.

2.2 Grants to Arsanis During Evaluation Term.

(a) Research License to Arsanis. Subject to the terms and conditions of this Agreement, Adimab hereby grants Arsanis, during the Evaluation Term, an exclusive, fully-paid, royalty-free, non-sublicensable license under the Adimab Platform Patents, Adimab Platform Technology, and RSV Antibody Patents, to create, research, optimize, make, have made and use RSV Antibodies, including Arsanis Derived Antibodies, in the Field for the purposes of (i) determining whether to exercise the Option and (ii) identifying the Adimab RSV Antibodies (if any) with respect to which Arsanis wishes to exercise the Option (the “Research License”). For the avoidance of doubt, the Research License specifically excludes the right to use the Adimab Platform Technology to discover or optimize antibodies.

(b) Option. Adimab hereby grants to Arsanis, during the Evaluation Period, the exclusive option (the “Option”) to obtain the Assignment and License for up to [**] Adimab RSV Antibodies selected by Arsanis in its sole discretion. Arsanis may exercise the Option at any time on or before the expiry of the Evaluation Term by delivering written notice to Adimab identifying the Adimab RSV Antibodies with respect to which Arsanis is exercising the Option (each, a “Selected Antibody”), not to exceed [**] Selected Antibodies, no later than the expiry of the Evaluation Term, and paying the Option Fee to Adimab within [**] days after delivery of such notice.

2.3 Delivery of Adimab RSV Antibodies. As promptly as practicable (and in any event within [**] days) after the Effective Date, Adimab shall deliver to Arsanis: (a) [**]. It is understood and agreed that [**] and [**], the [**] an Adimab RSV Antibody. In addition, as promptly as reasonably practicable after the Effective Date, [**], and the [**], by mutual agreement of the Parties. [**] a written research plan for the [**] (the “Research Plan”), which shall set forth the [**] described therein, and each Party shall [**]. Adimab shall [**]. If [**], Adimab will [**].

2.4 Reports. During the Evaluation Period, Arsanis shall provide [**] written reports to Adimab summarizing the research and development activities conducted by or on behalf of Arsanis with respect to RSV Antibodies during the preceding [**] period. In addition, such report shall identify any stage completion milestone of the Funded Project that was achieved during such [**] period. For the avoidance of doubt, in no event shall Arsanis have any obligation to disclose to Adimab the Sequence of any Arsanis Derived Antibody.

2.5 Adimab Materials.

(a) Use of Adimab Materials During Evaluation Term. During the Evaluation Term, Arsanis shall use the Adimab Materials solely within the scope of the Research License. Arsanis shall not use Adimab Materials for any other purposes. During the Evaluation Term, Arsanis shall not sell, transfer, disclose or otherwise provide access to the Adimab Materials, other Confidential Information of Adimab, or RSV Antibodies to any Third Party, except as expressly permitted by Section 2.5(b) (Access to Adimab Materials Within Arsanis) and 2.5(c) (Third Party Access to Adimab Materials).

(b) Access to Adimab Materials Within Arsanis. Arsanis may allow access to Adimab Materials, other Confidential Information of Adimab, and RSV Antibodies to those employees, officers and consultants of Arsanis who require such access in order to enable Arsanis to conduct activities with respect to the RSV Antibodies within the scope of the Research License for the purpose of determining whether to exercise the Option and identifying the Adimab RSV Antibodies (if any) with respect to which Arsanis wishes to exercise the Option; provided, however, that: (i) each such employee, officer or consultant is bound by obligations of confidentiality and non-use regarding Confidential Information of Adimab, ownership, use and disposition of RSV Antibodies, including Adimab Materials, that, in each case, are no less protective of Adimab than the terms of this Agreement; and (ii) Arsanis shall at all times be fully responsible for its employees’, officers’ and consultants’ compliance with this Agreement.

(c) Third Party Access to Adimab Materials. Arsanis may engage Third Party contractors to perform activities within the scope of the Research License on behalf of Arsanis; provided, however, that: (i) none of Adimab’s rights hereunder are diminished or otherwise adversely affected as a result of such contracting; (ii) each such contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Adimab, ownership, disposition, and use of RSV Antibodies, including Adimab Materials, that, in each case, are no less protective of Adimab than the terms of this Agreement; (iii) prior to initiating performance of any such activities on behalf of Arsanis, each such contractor has signed a binding agreement or instrument assigning, and agreeing to assign, to Arsanis all data and other work product relating to Adimab Materials and RSV Antibodies generated by such contractor; and (iv) Arsanis shall at all times be fully responsible for each such contractor’s compliance with this Agreement.

(d) Limits on Use of Adimab Materials. Arsanis understands and agrees that Adimab Materials may have unpredictable and unknown chemical properties, that they are to be used with caution, and that, except as expressly permitted by Article 3 (License and Assignment; Development & Commercialization) following exercise of the Option, they are not to be used [**]. At no time shall the physical Adimab Materials delivered by Adimab to Arsanis be [**] for any purpose. Arsanis shall use Adimab Materials in compliance with all applicable laws and regulations.

2.6 Title to Adimab Materials. During the Evaluation Term, Adimab shall retain title to the Adimab Materials, including all quantities of Adimab RSV Antibodies delivered to Arsanis.

2.7 Adimab Retained Rights.

(a) Adimab Platform Technology. Adimab will at all times retain the exclusive and absolute right to practice and license the Adimab Platform Technology and the Adimab Platform Patents for any and all purposes; provided, however, that during the Evaluation Term and the Post-Exercise Term, Adimab shall not deliver Adimab RSV Antibodies to any Third Party. For clarity, during the Evaluation Term, Adimab may use the Adimab Platform Technology to discover, optimize, develop, manufacture, and commercialize Unrestricted RSV Antibodies on behalf of itself or Third Parties without limitation. Except as set forth in this Section 2.7(a) (Adimab Platform Technology), nothing herein shall prevent Adimab from licensing or transferring some or all of the Adimab Platform Technology to a Third Party (including technical support in connection therewith) nor shall anything herein require Adimab to in any way limit the use of the Adimab Platform Technology by Adimab or a Third Party for purposes of generating antibodies against RSV.

(b) Antibodies within Libraries. Notwithstanding anything to the contrary in this Agreement, nothing herein shall require Adimab to physically remove from its antibody libraries any RSV Antibody that is included in any antibody library it has generated or will generate. Arsanis acknowledges that Adimab has transferred antibody libraries to numerous partners and may transfer additional antibody libraries to partners in the future, and that although statistically unlikely, it is theoretically possible that such antibody libraries contain antibodies with the same Sequence as an RSV Antibody. Adimab hereby reserves the right for Adimab to license or transfer any antibody library to Third Parties (including the transfer of physical possession of such antibody libraries, which may contain samples of an RSV Antibody included therein, to a Third Party as part of the transfer of libraries).

(c) Clarifications. For clarity, nothing contained in this Agreement shall be construed to prohibit or restrict Adimab from:

(i) using the Adimab Platform Technology to discover, optimize, develop, manufacture, and commercialize Unrestricted RSV Antibodies on behalf of itself or Third Parties;

(ii) licensing or transferring any Unrestricted RSV Antibody (including the transfer of physical possession of samples of any Unrestricted RSV Antibody) to any Third Party;

(iii) using or generating libraries which may include RSV Antibodies, subject to Adimab’s compliance with Section 2.8(a) (Adimab Negative Covenants); or

(iv) licensing or transferring antibody libraries to any Third Party (including samples of any RSV Antibody contained in such libraries, but solely as contained in such libraries), subject to Adimab’s compliance with Section 2.8(a) (Adimab Negative Covenants).

2.8 Certain Negative Covenants. The following covenants are in addition to any express covenants of the parties contained elsewhere in this Agreement.

(a) Adimab Negative Covenants. During the Evaluation Term, Adimab and its Affiliates shall not grant to any Third Party any license, option or other right under or with respect to any RSV Antibody Patent and shall not deliver any isolated Adimab RSV Antibody to any Third Party. Adimab further covenants that, during the Evaluation Term, if any Third Party to which Adimab or its Affiliate has transferred any antibody library that includes any Adimab RSV Antibody requests, or inquires as to the availability of, any license, option or other rights to any Adimab RSV Antibody, or requests the nucleic acid sequence or amino acid sequence of any Adimab RSV Antibody, or requests additional physical material of any Adimab RSV Antibody, Adimab or its Affiliate shall:

(i) inform such Third Party that rights to such Adimab RSV Antibody are not available and that Adimab’s contractual obligations to another Adimab partner prohibit it from providing the sequence information for, or any additional physical material of, such Adimab RSV Antibody;

(ii) not disclose to such Third Party the Sequence information (to the extent that such sequence has not been published) for such Adimab RSV Antibody (it being understood that such Third Party may determine the Sequence of such Adimab RSV Antibody on its own initiative, and the same shall not constitute a breach of this Agreement by Adimab); and

(iii) not deliver any additional physical material of such Adimab RSV Antibodies to a Third Party.

(b) Arsanis Negative Covenants. Arsanis and its Affiliates shall not file any IND with respect to or conduct any clinical trial of any RSV Antibody during the Evaluation Term prior to Option exercise. Arsanis further covenants not to practice, and not to permit or cause any of its Affiliates or any Licensee or other Third Party to practice, any Adimab Platform Patents, Adimab Platform Technology or RSV Antibody Patents or Evaluation Term Patents for any purpose outside the express scope of the Research License during the Evaluation Term prior to Option exercise.

2.9 Effect of Expiration of Option Without Exercise. If the Evaluation Term expires without Arsanis having exercised the Option, then:

(a) effective as of such expiration, (i) the Research License and the Option shall terminate and be of no further force or effect, and (ii) [**]; and

(b) within [**] days after expiration of the Evaluation Term, Arsanis shall (i) either return to Adimab or destroy (at Adimab’s direction) all quantities of Adimab RSV Antibodies (including Adimab Materials) remaining in the possession of Arsanis, (ii) destroy all quantities of Arsanis Derived Antibodies remaining in the possession of Arsanis, and (iii) deliver to Adimab [**].

Additional consequences of expiration of the Evaluation Term without Arsanis having exercised the Option are set forth in Article 9 (Term; Termination) hereof.

ARTICLE 3

LICENSE AND ASSIGNMENT; DEVELOPMENT & COMMERCIALIZATION

3.1 Development and Commercialization License and Assignment.

(a) Assignment. Subject to the terms and conditions of this Agreement, effective on Arsanis’ exercise of the Option, Adimab hereby assigns to Arsanis all right, title and interest in and to all Selected Antibodies and all RSV Antibody Patents (the “Assignment”).

(b) License. Subject to the terms and conditions of this Agreement, effective on Arsanis’ exercise of the Option, Adimab hereby grants to Arsanis a non-exclusive, worldwide license, including the right to sublicense through multiple tiers of sublicense in accordance with Section 3.2 (Licensees and Sublicensees), under the Adimab Platform Patents and Adimab Platform Technology, to research, develop, have developed, make, have made, use, sell, have sold, offer for sale, import and export Licensed Antibodies and Products in the Field (the “License”) during the Term. For the avoidance of doubt, the License specifically excludes the right to use the Adimab Platform Technology to discover or optimize antibodies.

3.2 Licensees and Sublicensees. Arsanis shall have the right to grant licenses or sublicenses, through multiple tiers of sublicense, under the License and/or the RSV Antibody Patents, in each case solely with respect to any Licensed Antibody or Product. Any license or sublicense (or option to license or sublicense) of any Licensed Antibody or Product granted to any Licensee, and any direct or indirect license or sublicense (or option to license or sublicense) under the License and/or the RSV Antibody Patents granted to any Licensee, shall be made solely pursuant to a written agreement (a “Licensee Agreement”) that is consistent with all relevant terms and conditions of this Agreement and that includes the applicable Licensee’s express agreement to comply with all applicable terms of this Agreement, including, for clarity, Section 9.4 (Commitments Regarding RSV Antibodies). Arsanis shall remain responsible for all payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant.

3.3 Additional Covenants. The provisions of Section 2.8(a) (Adimab Negative Covenants) shall apply, mutatis mutandis, during the Post-Exercise Term. Arsanis covenants not to practice, and not to permit or cause any of its Affiliates or any Licensee or other Third Party to practice: (a) any Adimab Platform Patents or Adimab Platform Technology for any purpose outside the express scope of the License; or (b) the RSV Antibody Patents, and Arsanis Patents that Cover Arsanis Derived Antibodies (and solely with respect to the claims of such Arsanis Patents that Cover Arsanis Derived Antibodies), for the purpose of researching, developing, manufacturing or commercializing RSV Antibodies that are not Licensed Antibodies.

3.4 Acknowledgment Regarding Arsanis Derived Antibodies. Arsanis hereby acknowledges and agrees that, regardless of whether or not any of the manufacture, use, sale, offer for sale and import of an Arsanis Derived Antibody is Covered by, or would require the practice of, or a license under, any Adimab Platform Technology, Adimab Platform Patents or RSV Antibody Patents, all Arsanis Derived Antibodies, and all Products comprising or containing any Arsanis Derived Antibody, developed or commercialized by or on behalf of Arsanis or any of its Affiliates or Licensees, whether during or after the Term, and whether or not any such Arsanis Derived Antibody is a Licensed Antibody, are milestone- and royalty-bearing to Adimab in accordance with Article 4 of this Agreement; provided, however, that the foregoing shall not be construed as granting to Arsanis any license or other right under any Adimab Platform Technology, Adimab Platform Patents or RSV Antibody Patents, or any other Patents or Know-How Controlled by Adimab, to develop or commercialize any RSV-specific antibody other than as expressly permitted by this Agreement.

3.5 Diligence. During the Post-Exercise Term, Arsanis (directly or through its Affiliates or Licensees) shall use Commercially Reasonable Efforts: (a) to [**]; (b) to [**]; (c) to [**]; and (d) following [**].

3.6 Regulatory. During the Post-Exercise Term, Arsanis (itself or with or through its Affiliates or Licensees) shall be solely responsible for preparing and submitting all INDs, NDAs and other regulatory filings for Licensed Antibodies and Products in the Field (collectively, “Arsanis Regulatory Filings”), and for obtaining and maintaining all Marketing Approvals for Products in the Field (“Arsanis Approvals”), at Arsanis’ sole expense. All Arsanis Regulatory Filings and Arsanis Approvals shall be submitted in the name of, and owned by, Arsanis (or its Affiliate or Licensee, as applicable).

3.7 Disclosure Regarding Arsanis Efforts. After Arsanis’ exercise of the Option: (a) prior to [**] of a Product, Arsanis shall provide [**] written reports to Adimab in [**] of each year summarizing the [**]; and (b) after [**] of a Product, Arsanis shall provide [**] written reports to Adimab in [**] of each year summarizing the [**]. In addition, any such report shall identify any stage completion milestone of the Funded Project that was achieved during the applicable [**]month period.

3.8 Acknowledgment of Foundation Rights. Adimab acknowledges that Arsanis’ activities under Article 2 and, if Arsanis exercises the Option, certain activities of Arsanis under this Article 3 constitute part of the Funded Project. Adimab further acknowledges that the funding provided by the Foundation to Arsanis for the Funded Project entitles the Foundation to the Foundation Rights and makes the Funded Developments and any Background Technology incorporated into a Funded Development or required to use a Funded Development subject to the Global Access Commitment both during and after the Term, regardless of whether or not Arsanis exercises the Option and notwithstanding the expiration or any termination of this Agreement.

ARTICLE 4

FINANCIAL TERMS.

4.1 Pre-Clinical Fees

(a) Research Funding. Arsanis shall compensate Adimab on a calendar quarterly basis for Adimab’s performance of its obligations under, and in accordance with, the Research Plan, in an amount determined by multiplying the actual FTEs expended by Adimab in the performance of such obligations during such calendar quarter by the FTE Rate. Adimab shall issue quarterly written invoices to Arsanis setting forth the actual FTEs expended by Adimab in performing such Research Plan obligations, which invoice shall describe the Research Plan activities performed, and Arsanis shall pay the invoiced amount within [**] days of receipt.

(b) Option Fee. In order to exercise the Option under Section 2.2(b) (Option), Arsanis shall pay to Adimab a non-creditable, nonrefundable option exercise fee of [**] dollars ($[**]) (the “Option Fee”).

4.2 Milestone Payments.

(a) Milestone Events. Subject to Section 4.2(b) (Maximum Milestone Payments) and Section 4.2(c) (Catch-Up Payments), Arsanis shall report in writing to Adimab the first achievement of each event set forth in the table below (each, a “Milestone Event”) by (i) the first Product (excluding any Companion Diagnostic) to achieve such Milestone Event (“First Product”) and (ii) the first Product (excluding any Companion Diagnostic) containing or incorporating a Licensed Antibody other than the Licensed Antibody contained or incorporated in the First Product (“Second Product”), and, in each case, pay the corresponding milestone payment set forth in the table below (each, a “Milestone Payment”) to Adimab, each within [**] days after the first achievement of the corresponding Milestone Event by such Product:

Milestone Event	Milestone Payment
	First Product	Second Product

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

(b) Maximum Milestone Payments. For clarity, the maximum aggregate amount of Milestone Payments payable under this Section 4.2 (Milestone Payments) for any and all Products is twenty four million three hundred seventy five thousand dollars ($24,375,000) (i.e., a maximum aggregate of [**] dollars ($[**]) for the first achievement of all Milestone Events by the First Product, and a maximum aggregate of [**] dollars ($[**]) for the first achievement of all Milestone Events by a Second Product).

(c) Catch-Up Payments. If a later-stage clinical Milestone Event is achieved for any Product without one or more earlier-stage clinical Milestone Events having been achieved for that Product, then Arsanis shall pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the most recently achieved clinical-stage Milestone Event. If a Milestone Event related to [**] for any Product is achieved without one or more of the clinical Milestone Events being achieved for that Product, then Arsanis shall pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the first Milestone Event related to filing of an NDA for such Product.

4.3 Royalties.

(a) Royalty Payments. Subject to the remainder of Section 4.3 (Royalties), Arsanis shall pay Adimab, on a Product-by-Product and country-by-country basis, a royalty of [**] percent ([**]%) of Net Sales of a Product in a country during the applicable Royalty Term for such Product in such country (“Royalty Payments”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term with respect to a Product in a country, the License with respect to such Product in such country shall become royalty-free, fully-paid, irrevocable and perpetual.

(b) Adjustment for Third Party IP. If Arsanis enters into any Third Party Patent License, then [**] percent ([**]%) of the royalties actually paid to the Third Party under such Third Party Patent License with respect to sales of any given Product in any given calendar quarter in any given country may be offset against the Royalty Payment, if any, that would otherwise have been payable to Adimab with respect to Net Sales of such Product in such calendar quarter in such country; provided, however, that in no event shall the royalty owed to Adimab be reduced by more than [**] percent ([**]%) of the payment which would otherwise be due hereunder by reason of any and all such offsets in the aggregate. It is understood, agreed and acknowledged that Adimab’s allowing Arsanis to claim the credit of this Section 4.3(b)

(Adjustments for Third Party IP) as to any particular Third Party Patent License: (i) does not mean Adimab believes that the licensed Patents of the Third Party were infringed by or Cover any aspect of the discovery or optimization work by Adimab; and (ii) is not, will not be, and shall not be under any circumstances construed as an admission of any kind. Adimab may have many reasons not to challenge any given assertion of the credit of this Section 4.3(b) (Adjustment for Third Party IP) by Arsanis, including: (1) maintaining good relations with a counterparty; (2) an assessment that the costs of the credit are outweighed by the benefits of Arsanis having a license in place that makes it feel comfortable to proceed with the Product (resulting in a greater likelihood of milestones and royalties being paid to Adimab); (3) resource limitations that make it impracticable to challenge Arsanis’ assertion of such credit even though Adimab may disagree whether this is proper; and (4) other reasons other than thinking that the relevant Patents Cover or were infringed by any aspect of the discovery or optimization work.

(c) Biosimilar Competition. On a Product-by-Product and country-by-country basis, if, during the Royalty Term for a Product in a country, sales of Biosimilars of such Product account for [**]% or more of aggregate unit sales of such Product and such Biosimilars in such country in a calendar quarter, as determined by reference to applicable sales data obtained from a reputable independent source (e.g., IMS Health), then for the remainder of the Royalty Term for such Product in such country, the royalties that would otherwise be payable by Arsanis under Section 4.3(a) (Royalty Payments) (as adjusted pursuant to Section 4.3(b) (Adjustment for Third Party IP), to the extent applicable), with respect to Net Sales of such Product in such country shall be reduced by [**] percent ([**]%).

(d) Compulsory Licensing. If a Compulsory License is granted to a Third Party with respect to a Product in a country, and the royalty rate payable by such Third Party to Arsanis or its Affiliate or Licensee for such Compulsory License does not equal or exceed the royalty rate provided by Section 4.3(a) (Royalty Payments) (as adjusted pursuant to Section 4.3(b) (Adjustment for Third Party IP) and 4.3(c) (Biosimilar Competition), to the extent applicable), then in lieu of Royalty Payments with respect to such Third Party’s Net Sales of such Product in such country, Arsanis shall pay to Adimab [**] percent ([**]%) of the royalties paid by such Third Party to Arsanis or its Affiliate or Licensee with respect to such Third Party’s sales of such Product in such country for the period during which such Compulsory License is in effect, but only with respect to sales or other dispositions of that Product in that country by that Third Party compulsory licensee.

(e) Royalty Floor. Except as expressly set forth in Section 4.3(d) (Compulsory Licensing), in no event shall the effective royalty rate applicable to Net Sales of a Product in a country (excluding NGO Sales) for purposes of Royalty Payments hereunder be reduced, by reason of any and all applicable adjustments in the aggregate, to less than [**] percent ([**]%) of Net Sales of such Product in such country.

(f) No Royalty on NGO Sales. For clarity, no Royalty Payments, royalties or other payments of any kind shall be payable to Adimab with respect to NGO Sales.

(g) [**].

4.4 Quarterly Payment Timing. All Royalty Payments due under Section 4.3 (Royalties) shall be paid quarterly within [**] days after the end of the relevant calendar quarter for which royalties are due.

4.5 Royalty Payment Reports. With respect to each calendar quarter, within [**] days after the end of the calendar quarter, Arsanis shall provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales. The report shall provide all such information on a country-by-country and Product-by-Product basis.

4.6 Payment Method. All payments due under this Agreement to Adimab shall be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

4.7 Taxes. Adimab will pay any and all taxes levied on account of any payments made to it under this Agreement. The parties shall reasonably cooperate in good faith to achieve legally-available tax efficiencies related to payments under this Agreement. To the extent that Arsanis is required to deduct and withhold taxes on any payment to Adimab, Arsanis shall deduct and withhold such taxes and pay the amounts of such taxes to the proper government authority in a timely manner and promptly submit to Adimab an official tax certificate or other evidence of such withholding sufficient to enable Adimab to claim such payment of taxes. Arsanis shall provide Adimab with reasonable assistance in order to allow Adimab to recover, as permitted by applicable law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Adimab shall provide Arsanis with any tax forms that may be reasonably necessary in order for Arsanis not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty. Adimab shall use reasonable efforts to provide any such tax forms to Arsanis at least [**] days prior to the due date identified by Arsanis for any payment for which Adimab desires that Arsanis apply a reduced withholding rate. Arsanis shall make all payments due hereunder from the United States.

4.8 Records; Audit. Arsanis shall keep (and shall cause its Affiliates and Licensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Adimab to confirm the accuracy of all royalty payments due hereunder for at least [**] full calendar years following the end of the calendar year to which they pertain. Adimab shall have the right, [**], to cause an independent, certified public accountant of international standing and reasonably acceptable to Arsanis to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding [**] full calendar years. No calendar year shall be subject to audit under this section more than [**]. Such audits may be exercised during normal business hours upon at least [**] days’ prior written notice to Arsanis in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with Arsanis and will disclose to Adimab only such information as is reasonably necessary to provide Adimab with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Arsanis at the same time it is sent to Adimab. The report sent to both Parties will include the methodology and calculations used to determine the results. If the audit reveals an underpayment, Arsanis shall promptly pay to Adimab the amount of such underpayment plus interest in accordance with Section 4.11 (Late Payments). If the audit reveals that the monies owed by Arsanis to Adimab have been understated by more than [**] percent ([**]%) for the period audited, Arsanis shall, in addition, pay the costs of such audit. If such audit discloses an overpayment by Arsanis, then Arsanis shall have the right to deduct the amount of such overpayment from any amount owed to Adimab under this Agreement.

4.9 Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the rate of exchange for such currency used throughout Arsanis’ accounting system for financial reporting purposes for the calendar quarter for which payment is due. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Arsanis shall provide to Adimab a copy of the exchange rates used in such calculation.

4.10 Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable and non-creditable except to the extent set forth in Section 4.3(b) (Adjustment for Third Party IP).

4.11 Late Payments. Any amount owed by Arsanis to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [**] percent ([**]%) above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as quoted in the Wall Street Journal (or if it no longer exists, a similarly authoritative source) calculated on a daily basis, or, if lower, the highest rate permitted under applicable law.

ARTICLE 5

INTELLECTUAL PROPERTY.

5.1 Ownership and Inventorship.

(a) Adimab Platform Patents. Adimab shall at all times remain the sole and exclusive owner of the Adimab Platform Patents.

(b) RSV Antibody Patents. Prior to Option exercise, Adimab shall be the sole and exclusive owner of all RSV Antibody Patents. From and after Arsanis’ exercise of the Option in accordance with Section 2.2(b) (Option), Arsanis shall be the sole and exclusive owner of all RSV Antibody Patents.

(c) Other Patents. Except as expressly set forth in Section 2.9 (Effect of Expiration of Option Without Exercise), Section 5.1(b) (RSV Antibody Patents) and Section 9.5(b)(i)(2)(B) (Assignment of RSV Antibody Patents), nothing in this Agreement shall alter the ownership of the Parties’ Patents.

(d) Inventorship. For purposes of this Agreement, inventorship of any invention, whether or not patentable, shall be determined in accordance with United States patent law.

5.2 Assignment. Each Party shall promptly execute and deliver, or require its employees or contractors to execute and deliver, all documents and instruments necessary or reasonably requested by the other Party to effectuate, evidence, record and perfect the Assignment and the ownership of RSV Antibody Patents set forth in Section 5.1(b) (RSV Antibody Patents) and Section 9.5(b)(i)(2)(B) (Assignment of RSV Patent Rights), and to enable the other Party to apply for and prosecute such RSV Antibody Patents in any country. In addition, [**]. Each Party hereby designates and appoints the other Party and its duly authorized officers and agents as its agent and attorney-in-fact to act for and on behalf of such Party solely to execute, deliver and file the foregoing documents and instruments, with the same legal force and effect as if executed by such Party if a Party is unable for any reason to secure the other Party’s or its representatives’ signature on any such document or instrument. Each Party acknowledges that this appointment is coupled with an interest. Each Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article 5 (Intellectual Property) at no charge.

5.3 Patent Prosecution and Maintenance.

(a) Adimab Platform Technology. Adimab shall have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Patents directed to Adimab Platform Technology and all Adimab Platform Patents, all at its own expense.

(b) RSV Antibody Patents, Evaluation Term Patents and Arsanis Patents.

(i) Prior to Option Exercise. During the Evaluation Term prior to Option exercise:

(1) Adimab shall file additional RSV Antibody Patents and prosecute, maintain, defend and enforce all RSV Antibody Patents, in accordance with instructions from Arsanis and at Arsanis’ expense;

(2) Arsanis and its Affiliates shall not file, and shall not cause to be filed, any additional RSV Antibody Patents, including patent applications that Cover any Adimab RSV Antibody;

(3) Adimab shall provide Arsanis with drafts of proposed patent office submissions with respect to Adimab RSV Antibodies and RSV Antibody Patents, including draft patent applications and related correspondence, no less than [**] business days in advance of filing;

(4) Adimab shall consider in good faith the requests and comments of Arsanis with respect to such drafts;

(5) Adimab shall keep Arsanis reasonably informed of progress with regard to the prosecution and maintenance of RSV Antibody Patents and shall provide Arsanis with copies of all correspondence received from patent offices relating thereto (including office actions and the like) promptly after receipt; and

(6) Arsanis may, in its sole discretion and at its sole expense, file or cause to be filed applications for Evaluation Term Patents, [**].

(ii) During the Post-Exercise Term. During the Post-Exercise Term:

(1) Arsanis shall have the sole right to prosecute, maintain, enforce and defend all RSV Antibody Patents, Evaluation Term Patents, and Arsanis Patents, all at its own expense;

(2) Adimab and its Affiliates shall not file, and shall not cause to be filed, any additional RSV Antibody Patents;

(3) Adimab shall have the right to review and comment on prosecution of RSV Antibody Patents, and Arsanis shall consider in good faith the requests and comments of Adimab with respect thereto;

(4) Arsanis shall provide Adimab with drafts of proposed patent office submissions with respect to RSV Antibody Patents, including draft patent applications and related correspondence, no less than [**] business days in advance of filing; and

(5) Arsanis shall keep Adimab reasonably informed of progress with regard to the prosecution and maintenance of RSV Antibody Patents and shall provide Adimab with copies of all correspondence received from patent offices relating thereto (including office actions and the like) promptly after receipt.

(c) Responsibility. It is understood and agreed that searching for, identification and evaluation of Third-Party Patents that may Cover Excluded Technology, including the Sequence of, or any method of using or making, any Licensed Antibody, is the responsibility of Arsanis, and that Adimab shall have no responsibility for the foregoing nor liability if any such Third Party Patents exist.

5.4 Cooperation of the Parties. At the reasonable request of the responsible (as provided for in this Article 5 (Intellectual Property)) Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance of any RSV Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents. Notwithstanding the foregoing, Adimab shall not be required pursuant hereto to disclose Adimab Platform Technology to Arsanis or to participate in any action against another Adimab customer.

ARTICLE 6

CONFIDENTIALITY; PUBLICITY.

6.1 General Confidentiality Obligations.

(a) Confidential Information. Any and all confidential or proprietary information disclosed to one Party by the other Party under this Agreement is the “Confidential Information” of the disclosing Party; provided, however, that, notwithstanding the foregoing:

(i) information embodied in Adimab Materials is Adimab’s Confidential Information;

(ii) information embodied in the Arsanis Materials is Arsanis’ Confidential Information;

(iii) prior to exercise of the Option, Sequence information (whether as to amino acid sequence or nucleic acid sequence) with respect to RSV Antibodies shall be deemed the Confidential Information of both Parties; and

(iv) from and after the date of Option exercise: (A) the Sequence information as to the CDRs of RSV Antibodies shall be Confidential Information of Arsanis; and (B) the Sequence information as to the non-CDR portions (i.e., the framework) of RSV Antibodies may be disclosed by either Party; provided, however, that this clause (B) shall not be construed to require Arsanis to disclose to Adimab any Sequence information with respect to any Arsanis Derived Antibody.

(b) Limits on Use and Disclosure of Confidential Information. Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party shall disclose any Confidential Information of the other Party to any Third Party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees and contractors requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person shall be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement shall be binding upon its employees and contractors involved in the activities contemplated hereby and that it shall be liable for any breach by its employees or contractors. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [**] years from, the termination or expiration of this Agreement in accordance with Article 9 (Term; Termination).

6.2 Exclusions from Nondisclosure Obligation. Information shall not be considered Confidential Information of a Party (the “Disclosing Party”) and the nondisclosure and nonuse obligations in Section 6.1 (General Confidentiality Obligations) shall not apply to the extent that the other Party (the “Receiving Party”) can establish by competent written proof that such information: (a) was publicly known at the time of disclosure (or generation, as applicable); (b) after disclosure (or generation, as applicable), becomes publicly known by publication or otherwise, except by breach of this Agreement by the Receiving Party; (c) was in the Receiving Party’s possession at the time of disclosure hereunder; (d) is received by the Receiving Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the Disclosing Party; or (e) is independently developed by the Receiving Party (i.e., without reference to Confidential Information of the disclosing Party); provided, however, that Adimab shall not be permitted to avail itself of: (i) the exceptions set forth in the foregoing clauses (c) and (e) during the Evaluation Term with respect to Sequence information as to Adimab RSV Antibodies; (ii) the exception set forth in the foregoing clause (c) during the Post-Exercise Term with respect to Sequence information with respect to the CDRs of Adimab RSV Antibodies; or (iii) the exception set forth in the foregoing clause (e) during the Post-Exercise Term with respect to Sequence information with respect to the CDRs of Adimab RSV Antibodies except to the extent that such Sequences are independently rediscovered by Adimab without use of any Confidential Information of Arsanis or any Arsanis Materials.

6.3 Authorized Disclosures. If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party (a) shall give advance written notice to the disclosing Party, (b) shall make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law, regulation or order required and (c) shall disclose the Confidential Information solely to the extent required by the law, regulation or order. In addition, and notwithstanding the provisions of Section 6.1 (General Confidentiality Obligations), the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) enforcing such party’s rights under this Agreement and in performing its obligations under this Agreement; (iii) prosecuting or defending litigation as permitted by this Agreement; and (iv) in the case of Arsanis as the Receiving Party, (A) disclosure in submissions to or filings with any Regulatory Authority (including, without limitation, in INDs and NDAs) with respect to any Product, and in correspondence with any Regulatory Authority regarding any Product or any of the foregoing submissions or filings, and (B) disclosures to the Foundation required by the Grant Documents; provided, however, that in no event may Arsanis disclose Adimab Platform Technology without the prior written consent of Adimab, which consent may be withheld in Adimab’s sole discretion.

6.4 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors and acquirers, and, in the case of Arsanis, potential and actual Licensees, doing diligence and counsel for the foregoing. In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law. The filing Party shall seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason (but specifically excluding expiration of the Term in accordance with clause (b) of Section 9.1 (Term)), each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party; provided, however, that: (a) a Party may retain one (1) copy of the Confidential Information of the other Party in its files for the sole purpose of ascertaining and complying with its confidentiality obligations hereunder; (b) a Party shall not be required to destroy any computer files stored securely by such Party only on centralized storage servers (and not on personal computers or devices) that are created during automatic system back up, so long as such computer files are not readily accessible by such Party’s personnel (other than its information technology specialists who are responsible for maintaining such Party’s electronic backup services; and (c) the obligation of the receiving Party to return Confidential Information pursuant to this Section 6.5 (Return of Confidential Information) shall not apply to Confidential Information of the other Party or copies thereof which must be retained pursuant to mandatory applicable law. Any Confidential Information retained will continue to be subject to the terms of this Agreement.

6.6 Publicity.

(a) Press Releases. The Parties shall issue joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit C. It is further acknowledged that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder, all of which shall be made in accordance with the terms of this Section 6.6(a) (Press Releases).

(i) Disclosure of Significant Achievements. During the Post-Exercise Term: (A) Adimab may, without the prior review or approval of Arsanis, issue public statements or press releases announcing the exercise of the Option and the achievement of any Milestone Event for which a Milestone Payment is payable hereunder; provided, however, that no such statement or release shall disclose any Sequence information as to the CDR of the Licensed Antibody contained in the Product that achieved such Milestone Event or otherwise specifically identify such Licensed Antibody or Product (except that Adimab may identify such Licensed Antibody or Product by the Arsanis product designation used by Arsanis in its public disclosures); and (B) Arsanis may, without the prior review or approval of Adimab, issue public statements or press releases regarding Products being developed or commercialized by or on behalf of Arsanis, its Affiliates or Licensees, including, without limitation, announcements regarding initiation or completion of clinical trials, clinical trial results, regulatory filings and approvals, entry into License Agreements, and receipt of payments under License Agreements, and where not unreasonably cumbersome, Arsanis shall include in such statement a recognition of Adimab as the source of the Adimab RSV Antibodies.

(ii) Other Disclosures. Except as expressly set forth in Section 6.6(a)(i) (Disclosure of Significant Achievements), the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof; provided, however, that a Party may not withhold consent to such releases that the other Party may determine, based on advice of counsel, are reasonably necessary to comply with applicable laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as the contents of any such public statement or press release are contained in a prior public disclosure or public statement approved by the other Party pursuant to this Section 6.6(a)(ii) (Other Disclosures) or permitted by Section 6.6(a)(i) (Disclosure of Significant Achievements) or Section 6.3 (Authorized Disclosures) and does not reveal Confidential Information of the other Party.

(b) Bundled Press Releases. It is understood and agreed that a Party may sometimes issue press releases that group multiple achievements of such Party. It is understood and agreed that a Party may choose to group text from a previously-approved press release with other accomplishments or events not relating to this Agreement and, in such event, the only portions of the press release to which Section 6.6(a) (Press Releases) shall apply shall be those portions that relate to this Agreement or the other Party.

6.7 Certain Data. The Parties recognize the need for Adimab to disclose the general capabilities of the Adimab Platform Technology. In connection therewith, and provided that Adimab does not disclose the identity of Arsanis, any Adimab RSV Antibody, the target thereof (i.e., RSV) or any Sequence information as to the CDRs of Adimab RSV Antibodies, Adimab shall have the right to disclose generally Adimab RSV Antibody attributes, including the following: [**]. For clarity, Adimab has already published the article by Gilman et al., entitled “Rapid profiling of RSV antibody repertoires from the memory B cells of naturally infected adult donors”, Sci Immunol., Vol. 1(6), December 16, 2016 (Epublished December 9, 2016), which article includes the sequences of certain Adimab RSV Antibodies.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES.

7.1 Mutual Representations. Each of Adimab and Arsanis hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and shall not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its property, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2 Representations of Adimab. Adimab hereby represents and warrants to Arsanis that, as of the Effective Date:

[**].

7.3 DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 7 (REPRESENTATIONS AND WARRANTIES), EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 7.4 (LIMITATION OF LIABILITY) SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 (INDEMNIFICATION).

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Adimab. Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Arsanis, its Affiliates and its and their directors, officers, agents and employees (collectively, “Arsanis Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of any claim, demand, action or other proceeding by any Third Party (collectively, “Third-Party Claims”) arising out of or relating to (a) the breach by Adimab of any warranty, representation, covenant or agreement made by Adimab in this Agreement, or (b) the gross negligence or intentional misconduct of any Adimab Indemnitee; except, in each case, to the extent such Losses result from (i) [**].

8.2 Indemnification by Arsanis. Arsanis hereby agrees to Indemnify Adimab, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) the breach by Arsanis of any warranty, representation, covenant or agreement made by Arsanis in this Agreement, (b) the gross negligence or intentional misconduct of any Arsanis Indemnitee, (c) the research, testing, development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Arsanis or any of its Affiliates or Licensees or the Foundation of any Licensed Antibody or Product, or (d) the use by Arsanis or its Affiliates or Licensees or the Foundation of any Excluded Technology; except, in each case, to the extent such Losses result from (i) [**].

8.3 Indemnification Procedures. The obligation of a Party (the “Indemnifying Party”) under Section 8.1 (Indemnification By Adimab) or Section 8.2 (Indemnification By Arsanis) (as applicable) to Indemnify the other Party (the “Indemnified Party”) and its associated indemnitees – i.e., the Adimab Indemnitees or Arsanis Indemnitees, as applicable (the “Indemnitees”) – is conditioned on: (a) the Indemnified Party providing the Indemnifying Party prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (b) the Indemnified Party and its Indemnitees permitting the Indemnifying Party to assume direction and control of the defense of the Third-Party Claim (including the right to settle the Third-Party Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, (c) the Indemnified Party and its Indemnitees cooperating as requested (at the expense of the Indemnifying Party) in the defense of the Third-Party Claim, and (d) the Indemnified Party and its Indemnitees not compromising or settling such Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall not agree to any settlement of such Third-Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party and its Indemnitees from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or its Indemnitees or that acknowledges fault by the Indemnified Party or any Indemnitee, without the prior written consent of the Indemnified Party or such Indemnitee, as applicable. If the Parties cannot agree as to the application of the foregoing Sections 8.1 (Indemnification by Adimab) and 8.2 (Indemnification by Arsanis), each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 (Indemnification) upon the resolution of the underlying Third-Party Claim.

ARTICLE 9

TERM; TERMINATION.

9.1 Term. The term (the “Term”) of this Agreement shall commence on the Effective Date and, unless this Agreement is earlier terminated as set forth below in this Article 9 (Term; Termination), shall expire upon (a) the expiration of the Evaluation Term in the event that the Option is not exercised prior to expiration of the Evaluation Term; or (b) in the event that the Option is exercised, on the expiration of the last-to-expire Royalty Term for any and all Products. Upon expiration of the Term pursuant to clause (b) of this Section 9.1 (Term), the License shall become royalty-free, fully-paid, irrevocable and perpetual.

9.2 Termination for Material Breach.

(a) Material Breach Other Than Breach of Diligence Obligation. Subject to Section 9.2(c) (Dispute Regarding Breach), and except in the case of a material breach covered by Section 9.2(b) (Material Breach of Diligence Obligations), each Party shall have the right, in the event of material breach of this Agreement by the other Party, to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this

Agreement and has not cured such breach within [**] days (or [**] days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [**] day period (or [**] day period with respect to any payment breach) unless the breaching Party has cured such breach prior to the end of such period. Notwithstanding the foregoing or Section 9.5 (Effect of Expiration or Termination) to the contrary, but without limiting Adimab’s rights under Section 9.2(b) (Material Breach of Diligence Obligations), after initiation of the first clinical trial of a Product, Adimab may not terminate this Agreement pursuant to this Section 9.2(a) (Material Breach Other Than Breach of Diligence Obligations), except in the case of uncured material payment breach by Arsanis, but for clarity, Adimab may pursue any and all remedies that may be available to it at law or in equity as a result of such breach by Arsanis.

(b) Material Breach of Diligence Obligation. If Adimab in good faith believes that Arsanis has failed to comply with its obligations under Section 3.5 (Diligence), Adimab shall so notify Arsanis and, within [**] days thereafter, Arsanis and Adimab will meet and discuss the matter in good faith and attempt to reach mutual agreement as to whether or not Arsanis is in material breach of Section 3.5 (Diligence) and, if so, to agree upon a mutually acceptable plan for Arsanis to regain compliance with Section 3.5 (Diligence) within a reasonable period. Following such meeting, if either (i) the Parties do not reach mutual agreement within such [**] day period, or (ii) the Parties mutually agree on a plan for Arsanis to regain compliance with Section 3.5 (Diligence) but Arsanis fails to regain such compliance within the agreed period, then subject to Section 9.2(c) (Dispute Regarding Breach) below, Adimab will have the right, at its sole discretion, to terminate this Agreement.

(c) Dispute Regarding Breach. Any right to terminate this Agreement under this Section 9.2 (Termination For Material Breach) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 10.4 (Dispute) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 10.4 (Dispute).

9.3 Termination for Convenience. Arsanis may terminate this Agreement for any reason or for no reason upon sixty (60) days’ written notice to Adimab.

9.4 Commitments Regarding RSV Antibodies. The Parties agree that if Arsanis or any of its Licensees develops or commercializes any RSV Antibody or Product, then Arsanis shall pay to Adimab the fees set forth in Article 4 (Financial Terms), including the Option Fee (if not previously paid), Milestone Payments and Royalty Payments, as applicable, on all RSV Antibodies developed or commercialized by Arsanis or any of its Licensees as (or as if) a Product under this Agreement. Arsanis shall include in each Licensee Agreement an obligation on the part of the applicable Licensee, in the event that Arsanis is unwilling or unable to pay to Adimab any Milestone Payments and Royalty Payments that become due hereunder with respect to RSV Antibodies developed or commercialized by such Licensee (because, for example, of the dissolution of Arsanis for bankruptcy or other reasons), to make such payments directly to Adimab; provided, however, that: (a) if such Licensee achieves a Milestone Event for which a Milestone Payment is payable by Arsanis hereunder and pays to Arsanis a milestone payment with respect to such Milestone Event, but Arsanis fails to remit to Adimab the corresponding

Milestone Payment, then such Licensee shall have no liability to Adimab for such Milestone Payment; and (b) if such Licensee pays royalties to Arsanis on particular Net Sales of Products by such Licensee, but Arsanis fails to remit to Adimab the corresponding Royalty Payment with respect to those Net Sales, then such Licensee shall have no liability to Adimab for such Royalty Payment.

9.5 Effect of Expiration or Termination.

(a) Any Termination. Upon any termination of this Agreement prior to its expiration, all licenses and rights granted by either Party to the other Party pursuant to this Agreement (including the Research License, the Option and the License) shall automatically terminate and revert to the granting Party, and all other rights and obligations of the Parties under this Agreement shall terminate; in each case, except as expressly provided below in this Section 9.5 (Effect of Expiration or Termination) or elsewhere in this Article 9 (Term; Termination).

(b) Expiration Without Option Exercise, or Termination by Adimab For Material Breach or by Arsanis For Convenience. Solely in the event of expiration of this Agreement pursuant to clause (a) of Section 9.1 (Term), or termination of this Agreement by Adimab pursuant to Section 9.2 (Termination for Material Breach), or by Arsanis pursuant to Section 9.3 (Termination for Convenience), the following provisions shall apply, subject, in all cases, to Section 9.5(c) (Survival of Licensee Agreements) and Section 9.5(d) (Foundation Rights):

(i) Termination of Licenses. As applicable:

(1) Prior to Option Exercise. In the case of expiration of this Agreement pursuant to clause (a) of Section 9.1 (Term), or termination of this Agreement during the Evaluation Term either by Adimab pursuant to Section 9.2 (Termination for Material Breach) or by Arsanis pursuant to Section 9.3 (Termination for Convenience), the Research License and the Option shall terminate and be of no further force or effect.

(2) After Option Exercise. In the case of or termination of this Agreement during the Post-Exercise Term either by Adimab pursuant to Section 9.2 (Termination for Material Breach) or by Arsanis pursuant to Section 9.3 (Termination for Convenience):

(A) Termination But For Fully-Paid Products. The License shall terminate and be of no further force or effect; provided, however, that if the License with respect to a particular Product in a particular country had become royalty-free, fully-paid, irrevocable and perpetual by virtue of the expiration of the Royalty Term for such Product in such country prior to such termination (such Product in such country, a “Fully-Paid Product”), then the License with respect to such Fully-Paid Product shall survive such termination; and

(B) Assignment of RSV Antibody Patents. Effective as of such termination, Arsanis shall, and it hereby does, assign to Adimab all right, title and interest in and to all RSV Antibody Patents;

(ii) Adimab Materials and RSV Antibodies. Within [**] days after such termination, Arsanis shall (1) either return to Adimab or destroy (at Adimab’s direction and expense) all Adimab Materials and all Adimab RSV Antibodies remaining in the possession of Arsanis (other than Fully-Paid Products), and (2) except as otherwise mutually agreed by the Parties in writing, destroy all quantities of Arsanis Derived Antibodies in the possession of Arsanis (other than Fully-Paid Products);

(iii) Non-Exclusive Unblocking License to Adimab. Effective as of such termination, Arsanis shall, and it hereby does, grant to Adimab, a non-exclusive, worldwide, royalty-free, fully-paid license, with the right to sublicense through multiple tiers, under Blocking Arsanis Patents solely to make, have made, use, sell, have sold, offer for sale and import Adimab RSV Antibodies and products comprising or containing Adimab RSV Antibodies (but excluding Fully-Paid Products, if any) in the Field. For clarity, the sole purpose of the license that may be granted pursuant to this Section 9.5(b)(iii) (Non-Exclusive Unblocking License to Adimab) is to provide Adimab with freedom to operate under Blocking Arsanis Patents solely with respect to the manufacture, use, sale, offer for sale and import of Adimab RSV Antibodies and products comprising or containing Adimab RSV Antibodies (excluding Fully-Paid Products) in the Field, and this Section 9.5(b)(iii) (Non-Exclusive Unblocking License to Adimab) does not, and shall not be construed to, obligate Arsanis to disclose any Blocking Arsanis Patent or the Arsanis Invention(s) claimed therein to Adimab;

(iv) Right of Negotiation for Exclusive License and Product Transfer to Adimab. Effective as of such termination, Arsanis shall, and it hereby does, grant to Adimab, a right of first negotiation, exercisable within [**] days after termination, to obtain, upon commercially reasonable terms and conditions to be negotiated in good faith by the Parties:

(1) Exclusive License. An exclusive, worldwide, royalty-bearing license, with the right to sublicense through multiple tiers, under the Blocking Arsanis Patents, Other Arsanis Patents and Arsanis Know-How, in each case, solely to develop, make, have made, use, sell, have sold, offer for sale and import RSV Antibodies and Products (excluding Fully-Paid Products) in the Field; provided, however, that, to the extent that Blocking Arsanis Patents, Other Arsanis Patents or Arsanis Know-How includes Patents or Know-How licensed to Arsanis by a Third Party that is subject to royalty or milestone payment obligations to such Third Party with respect to any RSV Antibody or Product, then Arsanis shall so notify Adimab, together with a true, complete and correct description of such royalty and milestone payment obligations, and the inclusion of such Patents or Know-How in the Blocking Arsanis Patents, Other Arsanis Patents or Arsanis Know-How (as applicable) shall be subject to Adimab’s agreeing in writing to pay, and promptly paying, all royalty and milestone payments that become due to such Third Party by reason of the development, manufacture, use, sale, offer for sale or import of RSV Antibodies and Products by or on behalf of Adimab or its Affiliates, licensees or sublicensees (in addition to the mutually agreed compensation payable to Arsanis for the grant of rights described in this Section 9.5(b)(iv) (Exclusive Unblocking License and Regulatory Transfer to Adimab));

(2) Regulatory Filings and Approvals. The transfer and assignment to Adimab of all Arsanis Regulatory Filings, including INDs and NDAs, and all Arsanis Approvals, including Marketing Approvals, in each case for RSV Antibodies and Products (other than Fully-Paid Products) in the Field controlled by Arsanis or any of its Affiliates; and

(3) Other Transfers. The transfer and assignment or sublicense of such other elements as may be necessary or useful for Adimab to continue the development and commercialization of RSV Antibodies and Products as conducted by Arsanis prior to such termination, including, for example, transferring (to the extent requested by Adimab) formal relationships with manufacturing organizations, patient groups and payors that, in each case, are specific to RSV Antibodies and Products, as well as other Product-specific items such as pharmacovigilance databases, and data related to indication, use, risks, and benefits.

(v) Prohibition on Further Use. Arsanis and its Affiliates shall not, and shall not grant any license or other right to, or otherwise cause or permit, any Third Party to, develop, manufacture or commercialize any RSV Antibody or Product (other than Fully-Paid Products).

(c) Survival of License Agreements. In the event that (i) Arsanis has entered into a Licensee Agreement consistent with the terms of this Agreement (including the provisions of Section 3.2 (Licensees and Sublicensees)), (ii) this Agreement is terminated, and (iii) such Licensee Agreement is in effect at the time of such termination, then such Licensee Agreement will survive such termination of this Agreement; provided, however, that the Licensee assumes all of Arsanis’ obligations hereunder with respect to the Licensed Antibodies and Products covered by such Licensee Agreement (including those obligations set forth in Section 3.5 (Diligence), Section 3.7 (Disclosure Regarding Arsanis Efforts), and Section 9.4 (Commitments Regarding RSV Antibodies), and pays to Adimab all amounts that would have been due to Adimab from Arsanis as a result of Licensee’s activities (including those obligations set forth in Article 4 (Financial Terms)).

(d) Foundation Rights. Notwithstanding any other provision of this Agreement to the contrary, the Parties acknowledge and agree that any and all Foundation Rights that have accrued or become effective prior to any expiration of this Agreement pursuant to clause (a) of Section 9.1 (Term) or the effective date of any termination of this Agreement prior to its expiration pursuant to clause (b) of Section 9.1 (Term) shall survive such expiration or termination of this Agreement and remain in full force and effect in accordance with the terms of the Grant Documents. Adimab further acknowledges and agrees that, to the extent that (i) the RSV Antibody Patents are assigned back to Adimab, (ii) the Evaluation Term Patents (if any) are assigned to Adimab, (iii) Evaluation Term Data and Sequence information for Arsanis Derived Antibodies created during the Evaluation Term are disclosed to Adimab, and/or (iv) any Blocking Arsanis Patents, Other Arsanis Patents or Arsanis Know-How are licensed to Adimab, the foregoing shall remain subject to the Foundation Rights to the same extent as they were immediately prior to such expiration or termination, and Adimab shall be bound by the Global Access Commitment with respect thereto.

9.6 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Sections 2.9 (Effect of Expiration of Option Without Exercise), 3.4 (Acknowledgment Regarding Arsanis Derived Antibodies), 3.8 (Acknowledgment of Foundation Rights), 4.4 (Quarterly Payment Timings) through 4.11 (Late Payments) (with respect to payment obligations outstanding or having accrued as the effective date of termination or expiration), 5.1 (Ownership and Inventorship), 5.2 (Assignment), 6.1 (General Confidentiality Obligations), 6.2 (Exclusions from Nondisclosure Obligation), 6.3 (Authorized Disclosures), 6.4 (Terms of Agreement), 6.5 (Return of Confidential Information), 6.7 (Certain Data), 7.3 (Disclaimer of Warranties), 7.4 (Limitation of Liability), 9.4 (Commitments Regarding RSV Antibodies), 9.5 (Effect of Expiration or Termination) and 9.6 (Accrued Obligations; Survival), and Articles 1 (Definitions), 8 (Indemnification) and 10 (Miscellaneous) shall survive any expiration or termination of this Agreement.

ARTICLE 10

MISCELLANEOUS.

10.1 No Implied Licenses. No right or license under any Patent, Know-How or other intellectual property of either Party is granted or shall be deemed to have been granted under this Agreement by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

10.2 Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

10.3 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership, or agency of any kind.

10.4 Dispute Resolution.

(a) Initial Dispute Resolution. Subject to Section 10.4(c) (Court Actions), either Party may refer any dispute in connection with this Agreement (“Dispute”) not resolved by discussion of the Alliance Managers to senior executives of the Parties (for Adimab, its CEO or his designee and for Arsanis, its CEO or his designee) for good-faith discussions over a period of not less than [**] days (the “Senior Executives Discussions”). Each Party will make its executives reasonably available for such discussions.

(b) Disputes Not Resolved Between the Parties.

(i) Arbitration. Subject to Section 10.4(c) (Court Actions) below, any Dispute that is not resolved under Section 10.4(a) (Initial Dispute Resolution) within the period specified above shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 10.4(b) (Arbitration). (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by three (3) neutral arbitrators, each of whom shall be a lawyer with at least fifteen (15) years of experience with a law firm or corporate law department and at least ten (10) years representing (either as outside counsel or in-house counsel) companies in the pharmaceutical or biotechnology industry in connection with licensing transactions; provided, however, that no such individual shall be a current or former employee or director, or a current stockholder, of either party or any of their respective Affiliates. Each party shall appoint one arbitrator, and the two so-appointed arbitrators shall jointly nominate the third arbitrator. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, New York.

(ii) Hearing; Decision. The Hearing shall commence within [**] days after the discovery cutoff. The arbitrators shall require that each party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrators. The Hearing shall be no longer than [**] business days in duration. The arbitrators shall also permit the submission of expert reports. The arbitrators shall render the Award within [**] days after the arbitrators declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The arbitrators’ authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 7.4 (Limitations on Liability). The Award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(iii) Costs. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees or arbitration, unless in each case the arbitrators order otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(iv) Confidentiality of Process and Awards. Except to the extent necessary to confirm an award or as may be permitted by Section 6.3 (Authorized Disclosures) or Section 6.6(a) (Press Releases), neither Party shall disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party.

(v) Statute of Limitations. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the subject matter of the Dispute would be barred by the applicable statute of limitations under New York law.

(c) Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 10.4(b) (Disputes Not Resolved Between the Parties).

10.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

10.6 Entire Agreement. This Agreement (including its Exhibits) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.7 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that:

(a) either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(i) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”); provided, however, that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed or assigned hereunder or otherwise subject to this Agreement; or

(ii) to an Affiliate; provided, however, that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate; and

(b) Adimab may assign or transfer its rights to receive payments under this Agreement (but none of its obligations or liabilities), without Arsanis’ consent, to an Affiliate or to a Third Party in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

10.8 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect, and the Parties shall substitute for the unenforceable provision an enforceable provision that conforms as nearly as possible with the original intent of the Parties.

10.9 Force Majeure. A Party shall be excused from liability for the failure or delay in performance of such Party’s obligations under this Agreement to the extent that such performance is prevented by a Force Majeure. Such excuse from liability shall be effective only to the extent and duration of the Force Majeure event(s) causing the failure or delay in performance. The affected Party shall notify the other Party of such Force Majeure event(s) as soon as reasonably practicable and shall use reasonable efforts to resume performance of its obligations under this Agreement as soon as reasonably practicable.

10.10 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, delivered by express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Adimab:

Adimab, LLC

7 Lucent Drive

Lebanon, NH 03766

Attention: General Counsel

with a required copy to:

Attention: Head, Business Development at the same address.

In the case of Arsanis:

Arsanis Inc.

890 Winter Street

Suite 230

Waltham, MA 02451-1472

Attention: CEO

10.11 Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.12 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular Article or Section.

10.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.14 Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement shall be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 6 (Confidentiality; Publicity), and shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 (Intellectual Property) as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions).

10.15 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement to be effective as of the Effective Date.

ARSANIS INC.:		ADIMAB, LLC:

By:	/s/ Michael P. Gray	By:	/s/ Tillman Gerngross
Title:	Chief Financial Officer	Title:	Tillman Gerngross
Date:	February 24, 2017	Date:	2/25/2017

EXHIBITS LIST

A –ADIMAB RSV ANTIBODIES

B –RSV ANTIBODY PATENTS

C –PRESS RELEASE

EXHIBIT A

Adimab RSV Antibodies

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted. [**]

A-1

Exhibit B

RSV Antibody Patents

[**]

EXHIBIT C

Press Release

DRAFT- NOT FOR IMMEDIATE RELEASE

Arsanis and Adimab Enter Into License Agreement to Target Respiratory Syncytial Virus (RSV) With Monoclonal Antibodies

Arsanis awarded up to $9.3 million from the Bill & Melinda Gates Foundation to advance RSV antibody program towards the clinic

WALTHAM, MA., US, VIENNA, Austria, and LEBANON, NH., US – [February __, 2017] – Arsanis, Inc., a clinical-stage biopharmaceutical company developing targeted monoclonal antibodies for pre-emptive and post-infection treatment of serious infectious diseases, and Adimab, LLC, the global leader in the discovery and optimization of fully human monoclonal and bispecific antibodies, announced today they have entered into an agreement under which Arsanis has secured the exclusive, worldwide license to antibodies targeting respiratory syncytial virus (RSV) that were discovered by Adimab. Arsanis will initially focus on the selection of a lead RSV antibody candidate and has received a grant of up to $9.3 million from the Bill & Melinda Gates Foundation to advance the selected antibody to IND filing.

“Arsanis’ partnerships with Adimab and the Gates Foundation will allow us to apply our deep expertise in the discovery and development of anti-infective antibodies to advance highly potent human monoclonal antibodies for the prevention of RSV infection,” said Rene Russo, Pharm.D., BCPS, President and Chief Executive Officer, Arsanis. “We believe this approach has the potential to address a significant global need for effective and accessible RSV therapeutics in both developed and developing countries.”

Under the agreement with Adimab, Arsanis has exclusively licensed a panel of RSV antibodies for the purpose of evaluating and selecting the best therapeutic leads under an exclusive global development and commercialization license. Adimab will be entitled to receive license fees and development milestones, as well as a royalty on net sales.

“We are very pleased that Arsanis and the Gates Foundation are collaborating on this important program. Through our B cell isolation approach, Adimab has identified highly potent antibodies against a number of infectious disease targets. The RSV antibodies licensed to Arsanis include some of the most potent RSV neutralizers reported to date,” said Guy Van Meter, VP of Business Development at Adimab. “This new agreement expands an already successful relationship with Arsanis, under which Arsanis’ lead program ASN100 for S. aureus pneumonia, currently in a Phase 2 clinical study, was discovered.”

About Respiratory Syncytial Virus (RSV)

RSV is a highly contagious virus that causes infections in both the upper and lower respiratory tract. RSV infects nearly every child at least once by the age of two years and is a major cause of hospitalization due to respiratory infection in children, the elderly, and immunocompromised patients. RSV infection typically results in cold-like symptoms but can lead to more serious respiratory illnesses such as croup, pneumonia, bronchiolitis, and in extreme cases, death. RSV infection in the pediatric and adult populations account for more than 300,000 hospitalizations per year in the U.S. In the developing world, RSV is responsible for 30 million cases of acute respiratory tract infection and 200,000 deaths per year. As a result, there is a significant need for novel therapeutics to prevent RSV infection.

About Arsanis, Inc.

Arsanis is a clinical-stage biotechnology company leading the development of targeted monoclonal antibodies (mAbs) for pre-emptive therapy and treatment of serious infectious diseases. The company’s current programs address pathogenic processes selectively, aiming to preserve the healthy microbiome and potentially allowing Arsanis to address critical infections without contributing to the problem of resistance. The company is building a broad product pipeline addressing the most important infectious diseases that threaten patients globally. Its lead clinical program, ASN100, is aimed at serious Staphylococcus aureus infections and is being evaluated in a Phase 2 clinical study for the prevention of S. aureus pneumonia in high-risk patients.

Arsanis is a U.S. company headquartered in Waltham, Massachusetts, with European research and preclinical development operations headquartered in Vienna, Austria (Arsanis Biosciences GmbH). For more information, please visit the Arsanis website at www.arsanis.com.

About Adimab

Adimab has established antibody discovery collaborations with many leading pharmaceutical companies, such as Merck, Novo Nordisk, Biogen, GSK, Roche, Novartis, Eli Lilly, Genentech, Celgene, Gilead, Kyowa Hakko Kirin, Takeda and Sanofi. In addition, Adimab has partnered with several smaller publicly traded companies, such as Acceleron, Merrimack Pharmaceuticals, Kite, Five Prime, as well as leading venture-backed companies including Jounce, Mersana, Alector, Surface Oncology, Potenza, Tizona, Tusk and several academic institutions such as Memorial Sloan Kettering and MD Anderson. The Adimab antibody discovery and optimization platform has also been internalized by several large pharma partners; Adi-inside partners include Merck, Novo Nordisk, Biogen and GSK.

Adimab’s integrated antibody discovery and optimization platform provides unprecedented speed from antigen to purified, full-length human IgGs. Adimab offers fundamental advantages by delivering diverse panels of therapeutically relevant antibodies that meet the most aggressive standards for affinity, epitope coverage, species cross-reactivity and developability. Adimab enables its partners to rapidly expand their biologics pipelines through a broad spectrum of technology access arrangements. For more information, please visit the Adimab website at http://www.adimab.com.

Arsanis Contacts:

Media Contact:
Ten Bridge Communications
Krystle Gibbs
krystle@tenbridgecommunications.com, 508-479-6358

Investor Contact:
Michael Gray
Chief Financial and Chief Business Officer
mike.gray@arsanis.com, 781-819-5201

Adimab Contact:
Guy Van Meter
Vice President, Business Development
Guy.vanmeter@adimab.com, 603-653-5775